Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated September 23, 2011 on our audits of the consolidated balance sheets of American Rare Earths and Materials, Corp. as at June 30, 2011 and 2010 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the two years ended June 30, 2011 and 2010, appearing in the Annual Report on Form 10-K of American Rare Earths and Materials, Corp. for the year ended June 30, 2011.

/s/ Consent of MSCM LLP
Toronto, Ontario
November 21, 2011